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PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 8, 2005

300,000 Shares

First Community Bancorp

Common Stock

        We are selling a total of 300,000 shares of common stock to 12 institutional accredited investors. Under the terms of the purchase agreements between the investors and us, we negotiated the purchase price for these shares of common stock at an aggregate price of $14.1 million, or $47.00 per share. We expect this transaction to close on or about the date of this prospectus supplement.

        Our common stock is listed on The Nasdaq National Market under the symbol "FCBP." The last reported sale price of our common stock on September 2, 2005 was $47.29 per share.

        Before you invest, you should carefully read this prospectus supplement, the related prospectus and all information incorporated by reference therein. These documents contain information you should consider when making your investment decision.

        Investing in our common stock involves risks. See "Risk Factors" on page 4 of the accompanying prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

        These securities are our equity securities. They are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

The date of this prospectus supplement is September 6, 2005.

Prospectus Supplement
ABOUT THIS PROSPECTUS	S-1
USE OF PROCEEDS	S-2
PLAN OF DISTRIBUTION	S-2

Prospectus
About This Prospectus	1
Disclosure Regarding Forward-Looking Statements	1
About First Community Bancorp	3
Risk Factors	4
Regulatory Considerations	7
Use of Proceeds	8
Plan of Distribution	8
Legal Matters	10
Experts	10
Incorporation of Certain Documents by Reference	10
Where You Can Find More Information	11

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

ABOUT THIS PROSPECTUS SUPPLEMENT

        We are providing information to you about this offering of shares of our common stock in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us. The second part is the accompanying prospectus, which provides more general information about securities that we may offer from time to time, some of which may not apply to this offering. You should read this prospectus supplement along with the accompanying prospectus and the information incorporated by reference herein. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. Generally when we refer only to the "prospectus" in this prospectus supplement, we are referring to both the prospectus and the prospectus supplement combined. In this prospectus supplement and the accompanying prospectus, the words "First Community," "Company," "we," "our," "ours" and "us" refer to First Community Bancorp and its subsidiaries, unless otherwise stated or the context requires.

S-1

USE OF PROCEEDS

        We expect to use the net proceeds from the sale of our common stock to provide capital for our acquisition of First American Bank (which was completed on August 12, 2005 for a purchase price of $62.3 million in cash), as well as to finance future acquisitions of banks and other financial institutions and for general corporate purposes.

PLAN OF DISTRIBUTION

        The sale of common stock to the institutional investors is being made on terms we negotiated with those investors. The purchase agreements between the investors and us contain representations that each investor:

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  Is an institutional accredited investor;

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  Is acquiring the shares for its own account or for the accounts of persons for whom it acts as an investment advisor, in either case for investment purposes; and

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  Has no view to, or arrangement with, any person to participate in the distribution of the shares being purchased (except for allocations to separately managed accounts of an investment advisor), or any other sale of the shares, except in compliance with applicable federal and other securities laws.

        The investors may be considered underwriters under applicable securities laws. Resales of common stock by the investors and persons receiving shares from an investor in the United States, its territories and possessions must be made in compliance with applicable United States securities laws.

S-2

Prospectus

3,400,000 Shares

FIRST COMMUNITY BANCORP

Common Stock

        We are offering up to 3,400,000 shares of our common stock, no par value per share, which we may offer and sell, from time to time, in amounts, at prices and on terms that we will determine at the time of any particular offering. We may offer the shares to or through agents, dealers or underwriters or directly to purchasers, including through subscription rights offerings. We will receive all of the net proceeds from the sale of these shares.

        This prospectus provides you with a general description of the securities that may be offered. Each time securities are sold, we will provide one or more supplements to this prospectus that will contain additional information about the specific offering and the terms of the securities being offered. The supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement before you invest in any of our securities.

        Our common stock is traded on the Nasdaq National Market under the symbol "FCBP". On May 13, 2005, the last reported sale price of our common stock was $43.38 per share.

        INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY REVIEW THE INFORMATION CONTAINED IN THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or the investment merits of the securities offered hereby. Any representation to the contrary is a criminal offense.

        These securities are our equity securities. They are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency or instrumentality.

The date of this prospectus is June 8, 2005

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using the SEC's shelf registration rules. Under the shelf registration rules, using this prospectus, together with a prospectus supplement, we may sell from time to time, in one or more offerings, our common stock described in this prospectus up to an aggregate of 3,400,000 shares.

        In this prospectus "First Community Bancorp," "the Company," "we," "us," and "our" refer to First Community Bancorp, a California corporation, unless the context otherwise requires. This prospectus provides you with a general description of the securities we may sell. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus does not contain all of the information included in the registration statement. For a complete understanding of the offering of securities, you should refer to the registration statement relating to this prospectus, including its exhibits. We use market and industry data throughout this prospectus that we have obtained from market research, publicly available information and industry publications. These sources generally state that the information that they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information are not guaranteed. The market and industry data is often based on industry surveys and the preparers' experience in the industry. Similarly, although we believe that the surveys and market research that others have performed are reliable, we have not independently verified this information. You should read this prospectus, the applicable prospectus supplement and the additional information described below under "Where You Can Find More Information" before making an investment decision.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and any documents incorporated by reference may contain certain forward-looking statements about the Company and its subsidiaries, which statements are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to:

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  planned acquisitions and relative cost savings cannot be realized or realized within the expected time frame;

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  revenues are lower than expected;

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  an increase in the provision for loan losses resulting from credit quality deterioration;

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  competitive pressure among depository institutions increases significantly;

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  the Company's ability to successfully integrate acquired entities, or to achieve expected synergies and operating efficiencies within expected time-frames or at all;

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  the integration of acquired businesses costs more, takes longer or is less successful than expected;

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  the possibility that personnel changes will not proceed as planned;

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  the cost of additional capital is more than expected;

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  a change in the interest rate environment reduces interest margins;

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  asset/liability repricing risks and liquidity risks;

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  pending legal matters may take longer or cost more to resolve or may be resolved adversely to the Company;

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  general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected;

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  the economic and regulatory effects of the continuing war on terrorism and other events of war, including the war in Iraq;

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  legislative or regulatory requirements or changes adversely affect the Company's business;

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  changes in the securities markets; and

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  regulatory approvals for announced or future acquisitions cannot be obtained on the terms expected or on the anticipated schedule.

        If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, the Company's results could differ materially from those expressed in, implied or projected by, such forward-looking statements. We assume no obligations to update such forward-looking statements. For a more detailed discussion of certain of these factors, see the section entitled "Risk Factors" in this prospectus, "Risk Factors" in the applicable prospectus supplement and "Certain Business Risks" in our most recent Form 10-K (incorporated by reference in this prospectus) and similar sections in our future filings which are incorporated by reference in this prospectus, which describe risks and factors that could cause results to differ materially from those projected in such forward-looking statements. We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements.

ABOUT FIRST COMMUNITY BANCORP

        We are a bank holding company registered under the Bank Holding Company Act of 1956, as amended, with $2.8 billion in assets as of March 31, 2005. We were organized on October 22, 1999 as a California corporation. Our principal business is to serve as a holding company for our subsidiary banks, First National Bank and Pacific Western National Bank, which we refer to as the Banks.

        The Banks are full-service community banks offering a broad range of banking products and services including: accepting time and demand deposits, originating commercial loans, including asset-based lending and factoring of accounts receivable, real estate and construction loans, Small Business Administration guaranteed loans, or SBA loans, consumer loans, mortgage loans, international loans for trade finance and other business-oriented products. At March 31, 2005, our gross loans totaled $2.1 billion of which approximately 33% were commercial loans, 65% were commercial real estate loans, including construction loans, and 2% were consumer and other loans. These percentages include some foreign loans, primarily to individuals or entities with business in Mexico, representing 5% of total loans. In addition, special services and requests beyond the lending limits of the Banks can be arranged through correspondent banks.

        We derive our income primarily from interest received on commercial real estate loans, commercial loans and consumer loans and, to a lesser extent, on fees from the sale of SBA loans and certain foreign loans originated by the Banks, interest on investment securities, fees received in connection with deposit services as well as loans and other services offered, including foreign exchange services, and beginning in 2005, tax free real estate exchange accommodation services. Our major operating expenses are the interest paid by the Banks on deposits and borrowings, salaries and general operating expenses. The Banks rely on a foundation of locally generated deposits. Our Banks have a relatively low cost of funds due to a high percentage of low cost and noninterest bearing deposits. Our operations, like those of other financial institutions operating in Southern California, are significantly influenced by economic conditions in Southern California, including the strength of the real estate market, and the fiscal and regulatory policies of the federal and state government and the regulatory authorities that govern financial institutions. Through our asset-based lending and factoring operations, we also operate in Arizona and Texas and are subject to the economic conditions affecting those markets.

        As of March 31, 2005, First National Bank has 13 branches located in San Diego County, and Pacific Western National Bank with 22 branches located in Los Angeles, Orange, Riverside, and San Bernardino Counties. All branches of our Banks are located in California. First National Bank's business includes the asset-based lending and accounts receivable factoring operations of its wholly-owned subsidiary First Community Financial, based in Phoenix, Arizona, with lending production offices in Houston and Dallas, Texas and Los Angeles and Orange, California.

        We have grown rapidly through a series of acquisitions. Since our inception, we have to date completed the acquisition of 12 banks and one commercial finance company. On April 28, 2005, we announced signing of a definitive agreement and plan of merger to acquire all of the outstanding common stock and options of First American Bank for $62.3 million in cash or approximately $24.95 per share after all outstanding stock options are cashed out. First American Bank serves medium-to-small sized businesses and professionals in Los Angeles County through branch locations in Rosemead, San Fernando, South Pasadena and downtown Los Angeles. As of March 31, 2005, First American Bank had $244.8 million in assets. We anticipate that we will continue to explore growth through additional strategic acquisitions in the future as opportunities arise.

  General Information

        Our principal executive offices are located at 6110 El Tordo, PO Box 2388, Rancho Santa Fe, California 92067 and our telephone number is (858) 756-3023. Our Internet site address is www.firstcommunitybancorp.com. The information on our web site does not constitute a part of this prospectus.

RISK FACTORS

        Ownership of our common stock involves risk. You should carefully consider, in addition to the other information set forth herein, the following risk factors.

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  Our business is subject to interest rate risk and variations in interest rates may negatively affect our financial performance.

        Changes in the interest rate environment may reduce our profits. It is expected that we will continue to realize income from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. We cannot assure you that we can minimize our interest rate risk. In addition, while an increase in the general level of interest rates may increase our net interest margin and loan yield, it may adversely affect the ability of certain borrowers with variable rate loans to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality, loan origination volume and overall profitability.

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  We face strong competition from financial services companies and other companies that offer banking services which could negatively affect our business.

        We conduct our banking operations primarily in Southern California. Increased competition in our market may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the same banking services that we offer in our service area. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including without limitation, savings and loan institutions, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and ATMs and conduct extensive promotional and advertising campaigns.

        Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. We also face competition from out-of-state financial intermediaries that have opened low-end production offices or that solicit deposits in our market areas. If we are unable to attract and retain banking customers, we may be unable to continue to grow our loan and deposit portfolios and our results of operations and financial condition may otherwise be adversely affected.

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  Changes in economic conditions, in particular an economic slowdown in Southern California, could materially and negatively affect our business.

        Our business is directly impacted by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond our control. A deterioration in economic conditions, whether caused by national or local concerns, in particular an economic slowdown in Southern California, could result in the following consequences, any of which could hurt our business materially: loan delinquencies may increase; problem assets and foreclosures may increase; demand for our products and services may decrease; low cost or noninterest bearing deposits may decrease; and collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers' borrowing power, and reducing the value of assets and collateral associated with our existing loans. The State of California continues to face fiscal challenges upon which the long-term impact on the State's economy cannot be predicted.

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  A downturn in the real estate market could negatively affect our business.

        A downturn in the real estate market could negatively affect our business because a significant portion of our loans are secured by real estate. Our ability to recover on defaulted loans by selling the real estate collateral would then be diminished and we would be more likely to suffer losses on defaulted loans.

        Substantially all of our real property collateral is located in Southern California. If there is a significant decline in real estate values, especially in Southern California, the collateral for our loans would provide less security. Real estate values could be affected by, among other things, an economic slowdown, an increase in interest rates, earthquakes and other natural disasters particular to California.

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  We are dependent on key personnel and the loss of one or more of those key personnel may materially and adversely affect our prospects.

        We currently depend heavily on the services of our chairman, John Eggemeyer, our chief executive officer, Matthew Wagner, and a number of other key management personnel. The loss of Mr. Eggemeyer's or Mr. Wagner's services or that of other key personnel could materially and adversely affect our results of operations and financial condition. Our success also depends in part on our ability to attract and retain additional qualified management personnel. Competition for such personnel is strong in the banking industry and we may not be successful in attracting or retaining the personnel we require.

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  We are subject to extensive regulation which could adversely affect our business.

        Our operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There are currently proposed laws, rules and regulations that, if adopted, would impact our operations. There can be no assurance that these proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future, which could (i) make compliance much more difficult or expensive, (ii) restrict our ability to originate, broker or sell loans or accept certain deposits, (iii) further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by us, or (iv) otherwise adversely affect our business or prospects for business.

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  We are exposed to transactional, currency and legal risk related to our foreign loans that is in addition to risks we face on loans to U.S.-based borrowers.

        A portion of our loan portfolio is represented by credit we extend and loans we make to businesses located outside the United States, predominantly in Mexico. These loans, which include commercial loans, real estate loans and credit extensions for the financing of international trade, are subject to risks in addition to risks we face with our loans to businesses located in the United States including, but not limited to, currency risk, transaction risk, country risk and legal risk. While these loans are denominated in U.S. dollars, the ability of the borrower to repay may be affected by fluctuations in the borrower's home country currency relative to the U.S. dollar. Additionally, while most of our foreign loans are insured by U.S.-based institutions, guaranteed by a U.S.-based entity, or collateralized with U.S.-based assets or real property, our ability to collect in the event of default is subject to a number of conditions and we may not be successful in obtaining partial or full repayment. Furthermore, foreign laws may restrict our ability to foreclose on, take a security interest in, or seize collateral located in the foreign country.

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  We are exposed to risk of environmental liabilities with respect to properties to which we take title.

        In the course of our business, we may own or foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

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  Our ability to pay dividends is restricted by law and contractual arrangements and depends on capital distributions from the Banks which are subject to regulatory limits.

        Our ability to pay dividends to our shareholders is subject to the restrictions set forth in California law. In addition, our ability to pay dividends to our shareholders is restricted in specified circumstances under indentures governing the trust preferred securities we have issued and under the revolving credit agreements to which we are a party. We cannot assure you that we will meet the criteria specified under California law or under these agreements in the future, in which case we may reduce or stop paying dividends on our common stock.

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  The primary source of our income from which we pay dividends is the receipt of dividends from our Banks.

        The availability of dividends from the Banks is limited by various statutes and regulations. It is possible, depending upon the financial condition of the bank in question, and other factors, that the Board of Governors of the Federal Reserve System, and/or the Office of the Comptroller of the Currency, could assert that payment of dividends or other payments is an unsafe or unsound practice. In the event our subsidiaries were unable to pay dividends to us, we in turn would likely have to reduce or stop paying dividends on our common stock. Our failure to pay dividends on our common stock could have a material adverse effect on the market price of our common stock.

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  Only a limited trading market exists for our common stock which could lead to price volatility.

        Our common stock was designated for quotation on the Nasdaq National Market in June 2000 and trading volumes since that time have been modest. The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market of our common stock. In addition, even if a more active market in our common stock develops, we cannot assure you that such a market will continue or that shareholders will be able to sell their shares.

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  Our allowance for credit losses may not be adequate to cover actual losses.

        In accordance with accounting principles generally accepted in the United States, we maintain an allowance for loan losses to provide for loan defaults and non-performance and a reserve for unfunded loan commitments, which when combined, we refer to as the allowance for credit losses. Our allowance for credit losses may not be adequate to cover actual credit losses, and future provisions for credit losses could materially and adversely affect our operating results. Our allowance for credit losses is based on prior experience, as well as an evaluation of the risks in the current portfolio. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond our control, and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for credit losses. While we believe that our allowance for credit losses is adequate to cover current losses, we cannot assure you that we will not further increase the allowance for credit losses or that regulators will not require us to increase this allowance. Either of these occurrences could materially adversely affect our earnings.

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  Concentrated ownership of our common stock creates a risk of sudden changes in our share price.

        As of April 4, 2005, directors and members of our executive management team owned or controlled approximately 19.9% of our common stock, excluding shares that may be issued to executive officers upon payment of restricted and performance stock awards and exercise of stock options. Investors who purchase our common stock may be subject to certain risks due to the concentrated ownership of our common stock. The sale by any of our large shareholders of a significant portion of that shareholder's holdings could have a material adverse effect on the market price of our common stock. In addition, the registration of any significant amount of additional shares of our common stock will have the immediate effect of increasing the public float of our common stock and any such increase may cause the market price of our common stock to decline or fluctuate significantly.

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  Our largest shareholder is a registered bank holding company and the activities and regulation of such shareholder may affect the permissible activities of the Company.

        Castle Creek Capital, LLC, which we refer to as Castle Creek, is controlled by our chairman, John M. Eggemeyer, and beneficially owned approximately 14.8% of the Company's common stock as of April 4, 2005. Castle Creek is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is regulated by the Board of Governors of the Federal Reserve System, or FRB. Under FRB guidelines, holding companies must be a "source of strength" for their subsidiaries. Regulation of Castle Creek by the FRB may adversely affect the activities and strategic plans of the Company should the FRB determine that Castle Creek or any other company in which Castle Creek has invested has engaged in any unsafe or unsound banking practices or activities. While we have no reason to believe that the FRB is proposing to take any action with respect to Castle Creek that would adversely affect the Company, we remain subject to such risk.

REGULATORY CONSIDERATIONS

        As a bank holding company under the Bank Holding Company Act, we are regulated, supervised and examined by the Board of Governors of the Federal Reserve System, or Federal Reserve Board. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve Board, the Office of Comptroller of the Currency, which regulates our banking subsidiaries, and the Federal Deposit Insurance Corporation which insures the deposits of our banking subsidiaries within certain limits.

        In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.

        Depository institutions, like our banking subsidiaries, are also affected by various federal laws, including those relating to consumer protection and similar matters.

        We are a legal entity separate and distinct from our banking subsidiaries. However, our principal source of cash revenues is the payment of dividends from these banking subsidiaries. There are various legal and regulatory limitations on the extent to which these banking subsidiaries can finance or otherwise supply funds to us and our other affiliates.

        For our national bank subsidiaries, First National Bank and Pacific Western National Bank, the prior approval of the Comptroller of the Currency is required if the total of all dividends declared and paid to First Community Bancorp in any calendar year exceeds their net earnings for that year combined with their retained net earnings less dividends paid for the preceding two calendar years.

        For a more detailed discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to us, please refer to our annual report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this prospectus.

USE OF PROCEEDS

        We expect to use the net proceeds from the sale of our securities to fund future acquisitions of banks and other financial institutions as well as for general corporate purposes.

        On April 28, 2005, we announced the signing of a definitive agreement and plan of merger to acquire all of the outstanding common stock and options of First American Bank for $62.3 million in cash or approximately $24.95 per share after all outstanding stock options are cashed out. First American Bank serves medium-to-small sized businesses and professionals in Los Angeles County through branch locations in Rosemead, San Fernando, South Pasadena and downtown Los Angeles. As of March 31, 2005, First American Bank had $244.8 million in assets. The transaction, which is subject to customary conditions, including the approval of First American Bank shareholders and bank regulatory authorities, is expected to close in the third quarter of 2005.

        In connection with the definitive agreement and plan of merger with First American Bank, we agreed to file a registration statement with the SEC relating to a shelf registration of our common stock on or before May 16, 2005. While we are filing this Registration Statement in part to comply with the definitive agreement and plan of merger, we have not determined whether the net proceeds of the sale of shares offered by this prospectus will be used to fund any portion of the purchase price for First American Bank. We will consider various alternatives for financing the purchase price of the First American Bank acquisition including using such net proceeds, taking into account prevailing market conditions, our other financial resources and our capital requirements. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the applicable prospectus supplement relating to such offering.

PLAN OF DISTRIBUTION

        We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale. The name of any such underwriter, dealer or agent involved in the offer and sale of the securities, the amounts underwritten and the nature of its obligation to take the securities will be stated in the applicable prospectus supplement. We have reserved the right to sell the securities directly to investors on our own in those jurisdictions where we are authorized to do so. The sale of the securities may be effected in transactions (a) on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market or (d) through the writing of options.

        In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and re-offer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

        We, our agents and underwriters may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement. We may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement.

        If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

        Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise indicated in the applicable prospectus supplement, an agent will be acting on a best efforts basis.

        If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts. If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act of 1933, as amended.

        To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time. The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in the applicable prospectus supplement. Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and certain of our affiliates in the ordinary course of our business.

LEGAL MATTERS

        Unless otherwise specified in a prospectus supplement, the validity of the shares of common stock offered hereby will be passed upon for our Company by Jared M. Wolff, our Executive Vice President, General Counsel and Secretary. As of May 16, 2005, Jared M. Wolff beneficially owned 10,556 shares of our common stock and held options to acquire beneficial ownership of 13,334 shares of our common stock.

EXPERTS

        Our consolidated financial statements as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's report on the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference in this prospectus and in the registration statement in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference into this document the information we have filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information subsequently incorporated by reference.

        We incorporate by reference the documents listed below:

  1.
  Our annual report on Form 10-K for the year ended December 31, 2004;

  2.
  Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005;

  3.
  Our current reports on Form 8-K filed on the following dates: January 28, 2005, April 14, 2005, April 15, 2005 and May 4, 2005; and

  4.
  The description of our common stock contained in Registration Statement No. 000-30747 on Form 8-A filed on June 2, 2000, including any amendment or report filed for the purpose of updating such description.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus, but not delivered with the prospectus. You may request, and we will provide, a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

First Community Bancorp
c/o Pacific Western National Bank
Attention: Investor Relations
275 North Brea Boulevard
Brea, California 92821
(714) 671-6800

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference.

        We also incorporate by reference all future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) on or after the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of such registration statement and (ii) on or after the date of this prospectus and prior to the termination of the offering made hereby. Such documents will become a part of this prospectus from the date that the documents are filed with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov.

        We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

First Community Bancorp

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